Exhibit 10.13
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is entered into effective this _____ day of January, 2007 by and between Hydrogen Engine Center, Inc., an Iowa corporation, ("Company") and Donald C. Vanderbrook ("Executive").

WHEREAS, the Executive has been employed by the Company as its Vice President and General Manager and possesses certain, skills, knowledge and abilities; and

WHEREAS, the Company has determined that it is to the advantage and interest of the Company to employ the Executive as the Vice President and General Manager of the Company; and

WHEREAS, the Executive desires to accept employment with the Company in the capacity of Vice President and General Manager.

NOW THEREFORE, in consideration thereof the parties hereby agree as follows:

1. EMPLOYMENT AND TERM. The Company will employ the Executive to serve as the Vice President and General Manager of the Company and the Executive agrees to perform such services under the terms and conditions of this Agreement. The initial term of Executive’s employment under this Agreement shall begin on the date first written above (the "Effective Date") and shall continue for a period of three (3) years (the “Term”). Notwithstanding the foregoing, Executive’s employment under this Agreement may be terminated prior to the expiration of the Term as provided in this Agreement.

2. DUTIES. Executive shall be responsible for and perform those duties outlined in Exhibit A, incorporated by reference herein. The Executive will also render such appropriate and reasonable services as are directed by the President or the Board. Executive’s duties as the Company’s Vice President and General Manager shall require Executive’s full productive time and effort and as such, Executive shall perform his duties on a full-time basis. Without the prior written consent of the Company, Executive shall undertake no activities for compensation from any entity other than the Company.

3. COMPENSATION.

(a) Salary. Executive’s annualized base salary shall be $105,000.00, subject to withholding for federal and state income and other applicable taxes or deductions. Executive shall be entitled to receive the following bonus payments, subject to withholding for federal and state income and other applicable taxes or deductions:

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$5,000 upon the later of (i) the date when the Company shall have sold and shipped a total of 100 open power units or the date when the Company shall have sold and shipped a total of 50 gensets (ii) the date when the Executive has finalized his move to Algona, Iowa and

The Company agrees to adopt on or before January 1, 2008, a bonus plan which will include Executive as a participant. The Company has the discretion to increase Executive’s base salary based on performance goals and expectations as may be adopted by the Company and revised from time to time typically on an annual basis based on performance and company profitability.

(b) Benefits. Executive will receive all medical, dental, pension, life, disability and any other employee benefits offered by Company subject to the eligibility terms of each individual plan.

(c) Expenses. The Company will reimburse the Executive for all reasonable direct out-of-pocket expenses incurred in connection with the performance of his duties and responsibilities. Such requests for reimbursement will be made by the Executive in a timely manner and in conformance with all policies of the Company. Executive will receive up to $15,000 as reimbursement for relocation expenses, $5,000 of which may be paid in advance upon the request of Executive. Payment of relocation expenses is subject to presentation of receipts evidencing expenses that constitute qualified moving expenses under the US Internal Revenue Code or expenses otherwise approved by the Company.

(d) Vacation. During the term of his employment, the Executive will receive fifteen days vacation in the first year of this agreement and fifteen days plus one additional day of vacation every year thereafter. The Executive may carryover to the next year no more than one-half of the vacation available in any given year. One-half of any vacation not used in excess of this amount will be forfeited. Vacation maybe taken at anytime during the vacation year so long as it, as determined by the Company acting reasonably, does not materially interfere with the Executive’s duties. The Executive may not use vacation in lieu of any notice required by this agreement. In the event this agreement lapses or is terminated, the Executive will be paid all vacation available to him at the time of the lapse or termination except as otherwise provided for herein.

(e) Stock Options. The Executive will receive options to purchase 85,000 shares of common stock of the Company at under the Company’s 2005 Incentive Compensation Plan, subject to the milestones and benchmarks identified on Exhibit B. The vesting date, exercise price and other terms will be determined in accordance with the terms of a separate Stock Option Agreement to be executed by the Company and Executive.

4. TERMINATION.

(a) Termination Without Cause. This Executive’s employment under this Agreement may be terminated, without cause, by either party by giving written notice to the other party ninety (90) days prior to the effective date of termination.

(i) Termination by Executive. The Executive may not use vacation in lieu of the notice period. If Executive fails to provide appropriate notice and fully cooperate in any transitional arrangements, he will forfeit all vacation or PTO benefits available to him under the terms of the Contract. Executive shall receive no severance pay or benefit continuation if he terminates the agreement.

(ii) Termination by Company.  The Executive shall receive the prorated portion of any incentive compensation which would otherwise have been payable to him under the existing plan in the year of the termination of employment.

(b) Termination for Cause. Executive’s employment under this Agreement shall terminate immediately for cause under the following circumstances:

(i) In the event of the death or permanent disability of the Executive. For the purposes of this agreement, permanent disability means any physical, mental or emotional illness, disease or condition which in the opinion of a physician chosen by the Company renders the Executive incapable of adequately performing his usual duties for a period exceeding ninety (90) days.

(ii) The Executive commits embezzlement, fraud, dishonesty or other acts of misconduct, or is guilty of conduct in material violation of established ethics, regulations, law or policy.

(iii) The Executive is charged with any crime.

(iv) The Executive is adjudicated as incompetent.

(v) Company determines, based on action or threatened action, of any federal or state government agency or in the opinion of Company’s legal counsel that continuance of the agreement would violate the provisions of any federal or state law or regulation.

(vi) There is a material breach by Executive of this agreement or of one or more obligations imposed upon him under the agreement.

(vii) Executive shall have committed any act of gross negligence in the performance of his duties or obligations hereunder or, without proper cause, shall have willfully refused or habitually neglected to perform his employment duties or obligations under this Agreement;

(viii)  Executive shall have committed any act that constitutes a willful breach of the Company’s employment policies;

(ix)  Executive shall have committed any material act of willful misconduct, dishonesty, or breach of trust against Company;

(c) Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties.

5. SEVERANCE PAYMENTS. In the event Company terminates Executive’s employment under this Agreement prior to the expiration of the Term, Executive shall receive his then current salary (not including any bonus earned after the date of termination of Executive's employment, or calculated for any period of time after such date of termination) for a period of time following the effective date of termination equal to: (i) six months if such termination occurs on or before January 1, 2008, or (ii) one year if such termination occurs at any time subsequent to January 1, 2008; provided, however, that eligibility for any such severance payments shall not be paid if Executive is terminated for cause in accordance with this Agreement. Severance payments shall be made in accordance with the Company’s regular payroll intervals, and such payments shall be due Executive regardless of whether he secures other employment during the severance period, except in the event Executive competes with Company or breaches any other contract, duty or agreement with Company. Company shall make all required withholdings from Executive’s pay. If Executive’s employment is terminated as a result of a “Change in Control” while Executive is employed under this Agreement, Executive shall be entitled to severance payments in accordance with this Section unless such termination was for cause as defined in Section 4(b). Change of Control shall mean the sale or disposition of all or substantially all the Company's assets; the merger, consolidation, or reorganization of the Company with or involving any other entity; or the liquidation of the Company. In no event shall a Change-in-Control be deemed to have occurred if Mr. Hollinger is part of a purchasing group which consummates the Change-in-Control transaction.

6. SEVERANCE BENEFITS. Executive shall continue to participate during the applicable severance period, at the Company’s expense, in any group health, dental, life or disability insurance plan that he was otherwise entitled to on the date of his termination. However, such insurance benefits may be waived by Executive prior to the end of the severance period if he becomes eligible to receive comparable benefits through subsequent employment. No vacation or paid leave or any other benefits not specified herein shall accrue following the last day of Executive’s active employment. The parties agree that termination of Executive’s employment shall be the “qualifying event” which commences Executive’s right to continuation of applicable group health insurance under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and that once the severance period is over, Executive will be responsible for paying the premium himself for the remainder of the COBRA period. Executive shall be entitled to any accrued paid time off which is not used prior to the effective date of termination pursuant to the existing policies of the Company. Executive shall not receive paid benefits in the event he is terminated for cause.

7. CONFIDENTIALITY.

(a) Confidential Information.

(i) Executive acknowledges that in the course of his employment he will have access to proprietary information, trade secrets, and other Confidential Information, that such information is a valuable asset of Company and that its disclosure or unauthorized use will cause Company substantial harm. As used in this Agreement, the term “Confidential Information” means: (1) proprietary information of Company, and (2) information described in this Agreement as confidential or designated by Company as confidential or which Executive knows or should know is confidential. Confidential Information includes software programs, whether in source form or object form, scientific, technical, trade, or business information possessed, obtained by, developed for, or given to Company that is treated by Company as confidential or proprietary including, without limitation, intellectual property, research materials and Developments (defined below), formulations, techniques, methodologies, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope of activities of any research, development, manufacturing, marketing, or other projects of Company , and any other confidential information about or belonging to Company or its suppliers, licensors, licensees, partners, affiliates, customers, potential customers, or others. Confidential Information does not include information that (i) was known to Executive at the time it was disclosed, other than by previous disclosure by Company, as evidenced by Executive’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, or (iii) is lawfully and in good faith made available to Executive by a third party who did not derive it, directly or indirectly, from Company.

(ii) “Developments” shall include, without limitation, ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data, research materials, and rights (whether or not protectable under state, federal, or foreign patent, trademark, copyright, license or similar laws) that are conceived, discovered, invented, developed, created, made, or reduced to practice or tangible medium by Executive or under his or her direction (solely or with others) and that relate directly or indirectly to the development, sale, marketing, manufacture and support of internal combustion engines capable of being fueled by alternative fuels such as hydrogen (the “Field”) or result from the actual or anticipated business, work, research or investigations of the Company or which result to any extent from the use of the Company’s premises or property.

(b) Ownership. Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by the Company. Executive hereby assigns to the Company all right, title and interest he or she may have or acquire in all Developments and agrees that all Developments shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, licenses and other rights in connection therewith. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, licenses or other rights on said Developments in any and all countries, and to that end Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, licenses or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright, license or other analogous protection.

8. NONDISCLOSURE AND NONUSE.

(a) During the Term, and thereafter, Executive shall not directly or indirectly publish, disseminate, or otherwise disclose, deliver, or make available to any third party any Confidential Information, other than with the prior written consent of the Company. Executive may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company. Executive agrees to use the Confidential Information only as directed by the Company. In addition, Executive agrees to use his best efforts to prevent accidental or negligent loss or release by others to any unauthorized person of the Confidential Information.

(b) Executive shall not publish any manuscript or other document, solely or in co-authorship with others, pertaining to the Confidential Information without the prior written consent of the Company. Executive agrees to submit to the Company a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed that contains Confidential Information, or which contains any discussion relating to the Company, in sufficient time to enable the Company to determine if patentable Developments or any Confidential Information of the Company would be disclosed. Executive shall cooperate with the Company in this respect and shall delete from the manuscript or other disclosure any Confidential Information if requested by the Company and shall assist the Company in filing for patent protection for any patentable Developments prior to publication or other disclosure.

9. DEVELOPMENTS. Developments are works made for hire and are and shall remain the exclusive property of the Company. The Company may use or pursue them without restriction or additional compensation. Executive agrees to promptly disclose to the Company, all Developments. Executive hereby assigns to the Company any and all right, title and interest he or she may have or acquire in all Developments and agrees that all Developments shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, licenses and other rights in connection therewith.

10. INTELLECTUAL PROPERTY RIGHTS. Executive agrees that the Company shall be the sole owner of all domestic and foreign patent or other rights pertaining thereto and further agrees to execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for, perfecting or enforcing patents -or other intellectual property rights. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, licenses or other rights on said Developments in any and all countries, and to that end Executive will execute all documents necessary:

(a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, licenses or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright, license or other analogous protection.

11. TRADE SECRETS OF OTHERS. Executive warrants that his employment by the Company does not violate any agreement with any prior employer or other person or firm, that he is not subject to any existing confidentiality agreement or obligation, except as has been fully disclosed in writing to the Company, and that Executive will not use or disclose in connection with his employment by the Company any trade secrets belonging to any other person or firm.

12. OTHER OBLIGATIONS. Executive acknowledges that the Company from time to time may have agreements with other persons or with various governmental agencies that impose obligations or restrictions on the Company regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions of which he is informed by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

13. RETURN OF CONFIDENTIAL INFORMATION. Executive shall deliver to the Company all Confidential Information provided by the Company upon the termination of Executive’s employment under this Agreement or expiration of the Term for any reason. During his employment for the Company, Executive will deliver immediately to the Company upon its request all Confidential Information. Executive will retain no excerpts, notes, photographs, reproductions or copies of any Confidential Information.

14. NON-COMPETITION AND NON-SOLICITATION.

(a) Executive covenants that during the Term and for one year commencing upon expiration of the period for which Executive should be entitled to receive severance payments under Section 5 above, and within the geographic area in which the Company does business, Executive shall not in any capacity whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter):

(i) directly or indirectly advise, manage, render or perform any services to or for any other person; association or entity which is engaged in, or preparing to engage in, the Field; or

(ii) call upon on behalf of a competing entity any person or entity that is or becomes within the two year period prior to the termination of Executive’s employment under this Agreement or expiration of the Term, a customer of the Company for the purpose of soliciting or selling products or services similar to those offered by the Company.;

(b) For a 12 month period following the termination of Executive’s employment under this Agreement or expiration of the Term for any reason, Executive will not solicit, or assist another person to solicit, any employee, supplier or independent contractor of the Company to terminate such employee's employment or terminate or curtail such supplier's or independent contractor's business relationship with the Company

(c) Executive acknowledges and agrees that the time, scope, geographic area, and other provisions of this Section 14 have been specifically negotiated by sophisticated parties and specifically hereby agrees that such time, scope, geographic area, and other provisions are reasonable under the circumstances. Executive further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 14 is unenforceable for any reason, the maximum restrictions of time, scope, or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable

(d) The right to the severance payments described in Sections 5 and 6 of this Agreement shall be forfeited in the event of violation of the terms of this Section 14.

15. GOVERNING LAW AND RESOLUTION OF DISPUTES:

(a) All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without giving effect to any choice or conflict of law provision or rule (whether in the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Iowa state court or federal court of the United States of America sitting in the State of Iowa, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Iowa state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16. LEGAL ADVICE: The parties agree and acknowledge that they are each responsible for obtaining their own tax and legal advice concerning this agreement. Neither party has assumed nor will assume any responsibility in advising the other party as to the legal or tax consequences of the agreement.

17. TENDERING RESIGNATIONS. The Executive agrees that after termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Company or its subsidiaries. Doing so will not reduce the obligations of the Company described herein.

18. DELIVERY OF RECORDS. Upon any termination of employment, the Executive shall, within five (5) business days, deliver or cause to be delivered to the Company all books, documents, effects, monies, securities, electronically stored information, or other property belonging to the Company or its subsidiaries or for which the Company or its subsidiaries are liable to others, which are in the possession, charge, control, or custody of the Executive.

19. NOTICES. Any notice required to be given by this Agreement shall be in writing and sent by certified mail to the Company, at its principal office or to the Executive at the Executive's last known address on the books of the Company.

20. ASSIGNMENT. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement is not assignable by the Executive since the Executive's services under this Agreement are personal.

21. INVALID PROVISION. The invalidity or unenforceability of any particular provision of this Agreement will not affect other provisions, and this Agreement shall be construed in all respects as though such in invalid or unenforceable provisions were omitted.

22. MERGER. This Agreement, including Exhibits and Attachments, if any, represents the entire understanding between the parties with respect to the subject matter hereof. Any prior agreements between the parties as to the subject matter of this Agreement are hereby expressly terminated.

IN WITNESS WHEREOF, this Agreement has been executed on the day, month, and year written below.

HYDROGEN ENGINE CENTER

By:	/s/ Theodore G. Hollinger	/s/ Donald C. Vanderbrook
Theodore G. Hollinger		Donald C. Vanderbrook

Its:	President	Date:	1-7-2007

EXHIBIT A

SERVICES TO BE PROVIDED BY EXECUTIVE

EXHIBIT B

MILESTONES/BENCHMARKS